Exhibit 10.11

ONDAS INC.
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), is made and effective as of this [     ] day of [     ], [     ] (the “Grant Date”), by and between Ondas Inc. (f/k/a Zev Ventures Incorporated) (the “Company”), and [              ] (“Participant”).

W I T N E S E T H:

WHEREAS, the Company is desirous of increasing the incentive of Participant whose contributions are important to the continued success of the Company;

WHEREAS, on [    ] day of [     ], [     ], the Board has decided to grant Participant an award of restricted stock units in the Stock of the Company pursuant to the Ondas Inc. 2021 Incentive Stock Plan, as amended, and its Israeli Appendix attached thereto as Annex A (collectively, the “Plan”), upon the following terms and conditions. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements herein contained, the parties agree as follows:

1.	GRANT OF RESTRICTED STOCK UNITS

Subject to the terms and conditions of this Agreement and the Plan, effective as of the Grant Date, the Company hereby grants to the Participant the right to receive [             ] shares of the Company’s Stock upon the satisfaction of certain conditions (the “Restricted Stock Units”), which shall be granted hereunder as a 102 Trustee Grant, subject to the 102 Capital Gains Track and shall be granted to the Trustee in favor of the Participant. The Options shall be governed by and subject to the terms and conditions set forth in the Plan, applicable to such tax track of Options. Shares of the Company’s Stock shall be issued only upon vesting of the Restricted Stock Units and only upon the satisfaction of the terms and conditions set forth herein and in the Plan.

2.	VESTING

No Stock shall be issued pursuant to the unvested Restricted Stock Units. Except as otherwise provided for in the Plan and this Agreement, the Restricted Stock Units shall vest upon the satisfaction of the vesting requirements set forth below, provided that the Participant is employed or providing other services to the Company, including its subsidiaries, on the applicable vesting date:

The [               ] ([        ]) Restricted Stock Units subject to this Agreement shall vest as follows: [         ].

If the Participant’s employment or other service terminates for any reason or no reason prior to the applicable vesting dates above, any unvested Restricted Stock Units shall be automatically forfeited without payment on such termination date and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.

3.	DISTRIBUTION OF STOCK

Unless otherwise outlined in Section 2 above, the Company shall deliver a certificate evidencing shares of Stock to the Participant or direct its transfer agent to register such shares in book entry form, within five (5) days following the vesting of any Restricted Stock Units.

4.	MISCELLANEOUS

(a) Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

(b) Withholding. Participant agrees (a) to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local, domestic or foreign taxes of any kind required by law to be withheld with respect to the Restricted Stock Units, and (b) that the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect the Restricted Stock Units.

(c) Status as a Shareholder. Participant shall have no rights of a shareholder with respect to the Restricted Stock Units until the Stock is issued to him or her pursuant to Section 3 above.

(d) Transferability. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless the Plan so provides.

(e) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(f) Entire Agreement; Amendments. This Agreement and the Plan constitute the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(g) No Rights to Continued Employment. Nothing contained herein shall give the Participant the right to be retained in the employment or service of the Company or any of its subsidiaries or affiliates or affect the right of any such employer to terminate the Participant.

(h) Section 409A Compliance. It is intended that all compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Section 409A of the Code (and any legally binding guidance promulgated under Section 409A of the Code (“Section 409A”), and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Section 409A, then the applicable provisions of Section 409A shall supersede such inconsistent provision. For all purposes under Section 409A, Participant’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. A termination of employment or service under this Agreement shall mean a “separation from service” under Section 409A.

(i) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Nevada.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ONDAS INC.

By:
Name:
Title:

I, the undersigned, hereby further acknowledge that I am aware that I am being granted 102 Trustee Grant, of the “Capital Gains Tax Track”, and that I am familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, applicable to such RSUs in such tax track, including without limitations, the tax implications applicable to such grant, and agree to be bound by said provisions. I accept the provisions of the Trust Agreement signed between the Company and the Trustee, attached as Annex B hereto, and agree to be bound by its terms, and I undertake not to release, by sale or transfer, the RSUs, Shares issued pursuant to the settlement thereto, and all rights attached thereto (including bonus shares) prior to the lapse of the Required Holding Period.

PARTICIPANT:

Name:
Address:

Annex A

The Plan

Annex B

Trust Agreement